                                                                    EXHIBIT 10.5


[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]


                          SPONSORED RESEARCH AGREEMENT


         This Agreement, effective as of date of execution by the Parties (the "Effective Date"), is between the Montefiore Medical Center ("Institution"), a corporation of the State of New York, and Ivivi Technologies, Inc. ("Sponsor"), a New Jersey corporation.

                                    RECITALS

         Institution and Sponsor are entering into this Agreement because Sponsor desires to fund the research of Diana Casper Ph.D. of Institution's Department of Neuro Surgery in certain specific areas. Sponsor desires to support such research conducted by Institution in accordance with the terms and conditions of this Agreement. The research program contemplated by this Agreement is of mutual interest to Sponsor and Institution and furthers the educational, scholarship and research objectives of Institution.

In consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions

         1.1. "Confidential Information" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with the performance of the Research Project, provided that such information is specifically designated as confidential. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications and testing methods.

         1.2. "Device" means any pulsed magnetic field device employing Sponsor Proprietary Technology.

         1.3. "Inventions" means any potentially patentable invention based on the Research Results which is (i) conceived during the term of this Agreement by employees of Institution or Sponsor, or both, and (ii) reduced to practice either during the term of this Agreement or thereafter within a period of six
(6) months.

         1.4. "Materials" means any tangible biological, chemical, or physical materials. In the case of biological materials, the term "Materials" shall also include tangible materials that are routinely produced through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods.

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         1.5.     "Other Inventions" means any potentially patentable invention based on the Research Results which is (i) conceived during the term of this Agreement by employees of Institution or Sponsor, or both, (ii) reduced to practice either during the term of this Agreement or thereafter within a period of six (6) months and (iii) not owned by Sponsor under section 5.1.

         1.6. "Patent Rights" means all United States and foreign patent applications claiming an Invention, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to an Invention), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof.

         1.7. "PMF" means pulsed magnetic field. PRF means pulsed radio frequency, PEMF means pulsed electromagnetic field, all of which are known collectively as PMF.

         1.8. "Principal Investigator" means an employee of Institution who has primary responsibility for the performance of the Research Project. The Principal Investigator is identified in Section 2.1. below.

         1.9. "Project Materials" means Materials that are discovered or developed in the performance of the Research Project.

         1.10. "Proprietary Materials" means any proprietary Materials other than Project Materials that are furnished by one party (the "Supplier") to the other party (the "Recipient") in connection with the performance of the Research Project.

         1.11. "Research Project" means the research project described on Exhibit A ("Description of Research Project"), which Institution agrees to perform under the terms and conditions of this Agreement.

         1.12. "Research Results" means all data, test results, laboratory notes, techniques, know-how, and any other research results that are obtained in the performance of the Research Project. The term "Research Results" shall not include any Project Materials, patentable inventions, copyrighted or copyrightable works, trademarks or service marks, or other intellectual property based on the Research Results. As a matter of policy, Institution ordinarily will not assert trade secret protection for Research Results.

         1.13. "Sponsor Proprietary Technology" means confidential information, trade secrets, inventions and know-how in the area of pulsed magnetic field technology held by Sponsor.

         1.14. "Technical Representative" means an individual designated by Sponsor as its principal technical representative for consultation and communications with Institution and the Principal Investigator. The Technical Representative is identified in Section 2.1. below.


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2.       Performance of Research Project.

         2.1. Principal Investigator and Technical Representative. The Principal Investigator shall be Diana Casper, Ph.D. If Diana Casper ceases to serve as Principal Investigator for any reason, Institution will promptly notify Sponsor, and Institution and Sponsor shall use good faith efforts to identify a mutually acceptable replacement within sixty (60) days. If a suitable replacement Principal Investigator cannot be identified within the sixty-day period, Sponsor shall have right to terminate this Agreement as provided in
Section 6.2. The Technical Representative shall be Arthur A. Pilla, Ph.D. Sponsor may change its Technical Representative upon thirty (30) days written notice to Institution.

         2.2. Performance of Research Project. Institution shall use reasonable efforts to complete the Research Project. The Principal Investigator shall direct the Research Project and shall control the manner of its performance. The Technical Representative may consult informally with the Principal Investigator, both in person and by telephone, regarding the performance of the Research Project. The Technical Representative shall have reasonable access to Institution facilities where the Research Project is being conducted, but the exact time and manner of such access shall be determined by the Principal Investigator.

         2.3. Records, Materials, and Reports. The Principal Investigator will prepare and maintain records containing all Research Results, including laboratory notebooks maintained in accordance with customary academic practice. During the term of this Agreement, and at the convenience of the Principal Investigator, the Technical Representative shall have reasonable access to such research records, and the Principal Investigator agrees to furnish Sponsor, upon request, with reasonable amounts of any Project Materials, subject to availability. Within ninety (90) days after the expiration or termination of this Agreement, the Principal Investigator shall deliver to Sponsor a final report describing all significant Research Results in reasonable detail; provided, however, that the Principal Investigator may extend this ninety-day deadline with the consent of Sponsor, which consent shall not be unreasonably withheld.

3.       Contributions of Sponsor.

         3.1. Contributions to Research Project. Sponsor shall contribute to the Research Project the financial support and other resources listed on Exhibit B ("Sponsor Contributions"). Sponsor may also furnish Institution and the Principal Investigator with certain Confidential Information and Proprietary Materials, which shall remain the property of Sponsor. Institution and the Principal Investigator reserve the right to refuse to accept any Confidential Information or Proprietary Materials offered by Sponsor.


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         3.2.     Payments to Institution. In consideration of the performance of the Research Project, Sponsor shall make an initial payment of 50% upon the signing of this Agreement and quarterly payments to Institution in the amounts listed on Exhibit B ("Sponsor Contributions"). Payments should be made in the name of "Montefiore Hospital c/o the Department of Neuro Surgery Research Fund" and sent to Victor B. Hatcher, Ph.D., Director, The Office of Research & Sponsored Programs, Montefiore Medical Center, 3308 Rochambeau Avenue, Bronx, NY 10467. If this Agreement is terminated prior to its expiration for any reason other than a material breach by Institution (as described in Section 6.3.), then on the effective date of such termination, Sponsor shall pay Institution the entire amount of any uncancellable financial commitments that Institution intended to pay through Sponsor Contributions, including without limitation (i) salaries for appointed employees for the remainder of their term of appointment (e.g., postdoctoral fellows) and stipends for graduate students and (ii) Institution expenses previously incurred for equipment, travel, and associated indirect costs. Upon the request of Sponsor made within thirty (30) days after the expiration or termination of this Agreement, Institution shall furnish Sponsor with a final accounting of all expenses incurred in connection with the Research Project and all funds received from Sponsor pursuant to this Section 3.2., together with a check payable to Sponsor in the amount of any unexpended and uncommitted funds, failing which Institution shall retain any unexpended funds.

         3.3. Use of Funds. Institution shall monitor expenditures, in accordance with its institutional policies, to ensure that the funds provided by Sponsor are spent in connection with the performance of the Research Project and matters related to the project.

         3.4. Ownership of Equipment. Upon termination or expiration of this Agreement, Institution shall retain title to all equipment purchased or fabricated by Institution with funds provided by Sponsor.

4.       Confidential Information; Proprietary Materials; Publications.

         4.1. Confidential Information. Any previous confidentiality agreement concerning the Protocol and/or this Study between the parties is hereby incorporated herein and extended by this Agreement. Sponsor, Institution and Principal Investigator recognize that the conduct of this Study may require the transfer of confidential or proprietary information between the parties (the "Confidential Information"). Any such Confidential Information disclosed by a party to another party or its employees, agents and contractors, shall be used only in connection with the legitimate purposes of this Agreement, shall be disclosed by the receiving party only to those who have a need to know it and are obligated to keep same in confidence, and shall be safeguarded with reasonable care; provided, however, that the disclosing party marks the Confidential Information as such at the time of disclosure (or, if disclosed verbally, such Confidential Information is reduced to writing and so marked within a reasonable period of time thereafter).

                  4.1.1. Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.


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                  4.1.2.   Obligations. In consideration of the disclosure of
any Confidential Information to the other, it is agreed that during the term of this Agreement and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in strict confidence. except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the performance of the Research Project; (ii) use all Confidential Information solely for the performance of the Research Project; (iii) take precautions as normally taken with the Receiving Party's own confidential and proprietary information to prevent disclosure to third parties, and (iv) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the performance of the Research Project, with all such reproductions being considered Confidential Information.

                  4.1.3. Exceptions. The obligations of the Receiving Party under Section 4.3 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

                  4.1.4. Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

         4.2. Research Results. All data and study results from the Study will be promptly and fully disclosed to Sponsor and shall be owned by Sponsor. Institution Principal Investigator or his/her designee may freely present or publish the results of a scientific investigation involving this Study, provided that Confidential Information of Sponsor is not disclosed without written permission from Sponsor. Principal Investigator shall provide with a copy of the manuscript, paper or poster within a reasonable time (at least thirty (30) days) prior to their submission to a scientific journal or presentation at scientific meetings and a reasonably detailed summary or abstract of any other oral or written publication within a reasonable time prior to their submission or presentation, in order to allow Sponsor to review said publication for comments and to ensure that no Sponsor confidential or propriety information is disclosed. If identified by Sponsor, Principal Investigator will delete any of Sponsor's confidential or proprietary information that may be contained therein.


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         4.3.     Proprietary Materials.

                  4.3.1. Limited Use and Transfer. The Recipient shall use Proprietary Materials only for the performance of the Research Project. The Recipient shall use the Proprietary Materials only in compliance with all applicable federal, state, and local laws and regulations. The Recipient shall not use the Proprietary Materials in any in vivo experiments on human subjects. The Recipient shall not transfer any Proprietary Materials to any third party without the prior written consent of the Supplier.

                  4.3.2. Warranty Disclaimer. Any Proprietary Materials that are furnished to a party pursuant to this Agreement are provided for experimental purposes and may have hazardous properties. THE SUPPLIER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPRIETARY MATERIALS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

                  4.3.3. Ownership and Return. The Recipient acknowledges that the Supplier (or any third party entrusting its Materials to the Supplier) claims ownership of its Proprietary Materials in the possession of the Recipient. The Recipient agrees to cause its employees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Supplier in Proprietary Materials. Upon the expiration or termination of this Agreement, the Recipient shall at the instruction of Supplier either destroy or return any unused Proprietary Materials.

         4.4. Publications. Institution and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the Research Results, provided that the Principal Investigator shall have provided a copy of the proposed disclosure to Sponsor at least sixty (60) days prior to the submission of any written publication and at least thirty (30) days prior to any oral public disclosure (the "Review Period") to allow Sponsor to determine whether any Invention or its Confidential Information would be disclosed. The parties expressly agree that research grant proposals submitted to federal, state, or local agencies or non-profit organizations shall not be subject to review under this Section. If Sponsor reasonably determines that the proposed disclosure would reveal an Invention or Sponsor Confidential Information, then Sponsor shall notify Institution and the Principal Investigator of such determination and its basis prior to the expiration of the Review Period. With respect to disclosure of an Invention, upon receipt of timely notice by Sponsor, the Principal Investigator agrees to delay submission of the written publication or presentation of the oral public disclosure until one of the following events occurs: (i) Sponsor and Institution agree that no patentable Invention exists;
(ii) Institution or Sponsor files a patent application claiming the relevant Invention pursuant to Article 5; (iii) Sponsor, Institution, and Principal Investigator jointly agree upon deletions that prevent disclosure of any Invention; or (iv) a period of sixty (60) days elapses commencing with the effective date of notice to Institution. With respect to disclosure of Sponsor Confidential Information, upon receipt of timely notice by Sponsor, the Principal Investigator agrees to delete such information from any proposed disclosure.


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5.       Intellectual Property.

         5.1. Inventions. Institution shall promptly disclose to Sponsor any discovery or invention (each an "Invention") made by institution, Principal Investigator or any other Study personnel in the performance of the Study. Title to all Inventions and all related intellectual property rights developed that relate to Device (or its class of equivalents), any other Sponsor product, the Protocol or the Study shall be the sole and exclusive property of Sponsor. Institution and Principal Investigator shall assign, and shall take appropriate steps to ensure that all of its Study personnel are obligated to assign, to Sponsor all rights, title and interests each may have in any such Invention and will cooperate to effect the foregoing.

         5.2. Licenses. In consideration of the contributions provided by Sponsor, Institution and Principal Investigator grant to Sponsor or its Affiliates a first option to obtain a worldwide royalty-bearing license to all other Inventions not owned by Sponsor ("Other Inventions") conceived or made in the performance of the Study. The parties shall negotiate a license agreement for such Other Inventions developed under the Study upon reasonable commercial terms and conditions. If a mutually acceptable license agreement for any Other Invention is not executed and delivered by the end of one (1) year from the date Sponsor receives written notice of such Other Invention, Sponsor's first option concerning such Other Invention as described above shall terminate. In the event Sponsor and Institution enter into a license agreement for any Other Invention conceived or made in the performance of the Project, and Sponsor desires to file a patent application for such Other Invention, Sponsor will pay the costs associated with such filing.

         5.3. Licensing Terms. Notwithstanding any provision to the contrary, in the event the parties do not enter into a license agreement for any particular Other Invention, then for a period of two (2) years from the date receives written notice of such Other Invention, Institution and Principal Investigator nevertheless agree that neither shall offer a license for such Other Invention to any third party on terms more favorable to such third party than were first offered to Sponsor without first making such an offer to Sponsor.

         5.4. No right or license is granted under this Agreement by any party expressly or by implication, except those specifically set forth herein. Nothing contained within this Agreement shall impose an obligation of exclusivity on one party by the other. Both parties reserve the right to enter into and participate in other activities (either alone or with a third party) including, but not limited to, clinical trails and sponsored research studies.

         5.5. Copyrightable Works. Institution or its employees shall have sole ownership of any copyrighted or copyrightable works (including reports and publications) that are created by Institution employees in the performance of the Research Project. Institution and the Principal Investigator hereby grant Sponsor an irrevocable, royalty-free, nontransferable, non-exclusive right to copy and distribute any research reports furnished to Sponsor under this Agreement and to prepare, copy, and distribute derivative works based on these research reports. This section shall not be construed to provide Sponsor with rights in published works authored by Institution or its employees for which rights must be assigned by the authors to the publisher as a condition of publication.


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6.       Term and Termination.

         6.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect for a period of 1 year, unless earlier terminated in accordance with the provisions of this Agreement.

         6.2. Loss of Principal Investigator. If the Principal Investigator leaves Institution or otherwise terminates his involvement in the Research Project, and if Institution and Sponsor fail to identify a mutually acceptable substitute as provided in Section 2.1., Sponsor may terminate this Agreement upon sixty (60) days prior written notice to Institution.

         6.3. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due Institution under this Agreement, Sponsor shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Sponsor will entitle Institution to terminate this Agreement immediately upon written notice to Sponsor, without the sixty-day cure period.

         6.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

         6.5. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 4, and 7; Sections
2.3. (obligation to deliver final report), 3.2. (obligation to deliver final accounting), 6.5., 8.2., 8.3., 8.5., 8.14., and 8.15. In addition, the provisions of Article 5 shall survive termination of this Agreement, as necessary to effectuate the rights of Sponsor, unless Institution has terminated this Agreement because of a material breach by Sponsor pursuant to Section 6.3.

7.       Dispute Resolution.

         7.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.


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         7.2.     Dispute Resolution Procedures.

                  7.2.1. Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date such notice is received by the other party (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                  7.2.2 Trial Without Jury. If the parties fail to resolve the dispute through negotiation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

         7.3.     Preservation of Rights Pending Resolution.

                  7.3.1. Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

                  7.3.2. Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                  7.3.3. Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 7.2.(a) and 7.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

8.       Miscellaneous.

         8.1. Compliance with Law and Policies. Sponsor agrees to comply with applicable law and the policies of Institution in the area of technology transfer and shall promptly notify Institution of any violation that Sponsor knows or has reason to believe has occurred or is likely to occur.

         8.2. Indemnification. Sponsor shall indemnify, defend, and hold harmless Institution and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) relating to this Agreement or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Sponsor.


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         8.3.     Publicity Restrictions. Sponsor shall not use the name of
Institution or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names; or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Institution; such consent shall not be unreasonably withheld. The foregoing notwithstanding, Sponsor shall have the right to disclose such information without the consent of Institution in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Sponsor shall have given Institution at least ten (10) days prior written notice of the proposed text for the purpose of giving Institution the opportunity to comment on such text.

         8.4 Representations and Warranties. Institution and Sponsor each hereby represents and warrants to the other that:

                  8.4.1 Corporate Power. It is duly organized and validly existing and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  8.4.2 Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  8.4.3 Binding Agreement. This Agreement is a legal and valid obligation binding upon the party making such representation and warranty and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which or by which the party making such representation and warranty may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over the party making such representation and warrant.

                  8.4.4 Intellectual Property Rights. It holds all necessary right, title and interest in and to its respective Background Inventions and technology to permit it to undertake the Sponsored Research Program contemplated by this Agreement without subjecting the other party hereto to liability for infringement of any patent, copyright or trade secret of any third party

         8.5. Notice to Other Investigators. The Principal Investigator shall furnish all investigators involved in the Research Project, including faculty, staff, students, and post-doctoral fellows, with written notice of their obligations under Articles 4 and 5 of this Agreement.

         8.6.     Research Partially Funded by Grants.


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                  8.6.1    Federal Government. To the extent that any Invention
has been partially funded by the federal government, this Agreement and the grant of any rights in such Invention is subject to and governed by federal law as set forth in 35 U.S.C. ss.ss. 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16.

                  8.6.2 Other Organizations. To the extent that any Invention has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Invention is subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform with such terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16. At the request of Sponsor, Institution shall make available to Sponsor the terms and conditions of any research grants that will partially fund the Research Project.

         8.7. Tax-Exempt Status. Sponsor acknowledges that Institution holds the status of an exempt organization under the United States Internal Revenue Code. Sponsor also acknowledges that certain facilities in which the Research Project may be performed were financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Institution reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Institution or the bonds used to finance Institution facilities, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16.

         8.8. Relationship of Parties. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for in this Agreement or authorized in writing by the other party.

         8.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         8.10. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

         8.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

         8.12. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Sponsor may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

         8.13. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         8.14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the New Jersey irrespective of any conflicts of law principles.

         8.15. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

         If to Institution:

         Montefiore Medical Center
         111 East 210th Street
         Bronx, NY 10467

         Attention:      Victor B. Hatcher, Ph.D.
                         Director, The Office of Research & Sponsored Programs

         Tel:            (718) 920-4151
                         (718) 920-4152
         Fax:            (718) 798-5687
         E-Mail:         vhatcher@montefiore.org


         If to Sponsor:  Ivivi Technologies, Inc.
                         224-S Pegasus Avenue
                         Northvale, NJ  07647

         Attention:      Andre' DiMino
         Invoices to:    Edward J. Hammel

         Tel:            (201) 767-6040
         Fax:            (201) 784-0620
         E-Mail:         andre@admtronics.com

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

         8.16. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 7. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

         8.17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


MONTEFIORE MEDICAL CENTER                    IVIVI TECHNOLOGIES, INC.


By: /s/ Victor B. Hatcher, Ph.D.             By: /s/ Andre' Dimino
    -------------------------------              -------------------------------
    Name:  Victor B. Hatcher, Ph.D.              Name:  Andre' DiMino
    Title: Research Director                     Title: Chairman


         I hereby acknowledge and agree to the terms of Articles 4 and 5 and Sections 2.2., 2.3., and 8.5. of this Agreement, and I reaffirm that I will assign to Sponsor all of my right, title, and interest in any Inventions.

ACKNOWLEDGED AND AGREED:


/s/ Diana Casper, Ph.D.
---------------------------------
Diana Casper, Ph.D.
Principal Investigator

                                    Exhibit A

                            Montefiore Medical Center
                            Research Project Summary

The following list represents the proposed projects on the applications of pulsed magnetic fields (PMF) to be carried out in the Neuro Surgery Laboratory at Montefiore Medical Center. The subdivisions are not listed in order of performance. Additional projects may be added as time and resources allow.

PROPOSAL TITLE: OPTIMIZING THE EFFECTS OF PULSED MAGNETIC FIELDS ON [*]

AIM: The purpose of this project is to establish the physical characteristics of cell culture and signal parameters of pulsed magnetic fields that maximize the potential of [*].

RATIONALE: [*] cells that participate in wound healing. One of the mechanisms that mediate this process is the induction of growth factors. [*] growth factors are a [*] that are produced by [*] as well as other cell types. Of these [*], basic [*] growth factor is the best characterized. Upon various types of stimulation, [*] is synthesized and released by cells, which can act on the same and other cell types via extracellular [*] receptors. This growth factor can increase tissue growth and participate in healing. Extremely low pulsed magnetic fields can also enhance healing, and one of the mechanisms by which this is achieved is by inducing growth factor expression.

EXPERIMENTAL DESIGN: For the purposes of this study, we will use a [*] that can consistently and reproducibly synthesize and release basal levels of [*].

SPECIFIC AIMS:

     1)  Determine effects of cell culture conditions on [*] cell cultures

     2)  Determine effects of various PMF parameters on [*] cell cultures

     3) Determine the best combination of culture conditions and PMF parameters to produce maximal induction of [*] cell cultures.

EXPERIMENT 1: DEMONSTRATE AND QUANTIFY [*] CELLS. [*] cells are a well-characterized mouse [*] with known growth requirements. Cells will be obtained from the [*]. Cells will be grown and the first passage frozen and stored for further use and comparisons. Cultures will be split and grown to sub-confluence. Basic [*] will be assessed using the [*] kit. Several assays will be performed to optimize the amount of sample required to produce a signal in the linear range of detection. [*] will be normalized to [*] or cell numbers.

EXPECTED RESULTS: Other groups have demonstrated that [*] is synthesized by these cells. This experiment will confirm this and will optimize conditions for the [*].

TIME REQUIRED: 1 week (**see note)

PROBLEMS/SOLUTIONS: It is possible that [*] under basal conditions will be below the levels of detection. If this turns out to be the case, we will either, 1) induce [*] by manipulation of culture conditions (i.e. heat shock, known to induce [*]), or use [*] cells, a sub-clone of [*] cells that have elevated levels of [*] (**see note).

EXPERIMENT 2: DETERMINE WHETHER CHANGING CULTURE PARAMETERS ALTERS [*] PRODUCTION. The following parameters will be tested:

     a) CELL DENSITY. Cells will be cultured at 4 densities over a ten-fold range in the same culture vessels. Conditioned media will be collected and [*] will be determined.

     b) CELL PASSAGE. Cells from various passages (rounds of [*] and replating) will be plated and cultured. Conditioned media will be collected and [*] will be determined. If [*] production is a function of cell passage, large numbers of cells will be generated from a given passage and frozen in multiple tubes to ensure that each experiment can be carried out using the same passage.

     c) CULTURE VESSEL. Cells will be cultured in flasks or dishes of various sizes, such as 35, 60 and 100 mm plates, and 25, 75, and 150 cm2 flasks. This experiment can be done in 2 ways; keeping the same cell densities by using the same ratio of cells/area, or by plating the same number of cells in each different vessel, where a density effect may also regulate [*].

     d) TIME IN CULTURE. Cells will be plated at low density and conditioned media will be collected on specified days. It is possible that cells grown in culture for different periods of time will synthesize more or less [*].

EXPECTED RESULTS: These experiments will allow us to identify the conditions that favor [*] production, and to avoid conditions where expression is already at its maximum. Since growth factor expression can be regulated by all of these parameters, this information will be used to design the system for testing PMF effects. Conditions for experiment 3 will be chosen in which [*] is synthesized at sub (e.g. half) maximal levels.

TIME REQUIRED: 4 weeks (**see note)

PROBLEMS/SOLUTIONS: This experiment was designed to identify potential sources of variability for experiments 3 and 4. No major problems are anticipated. It is possible that increased [*] will affect the proliferation rate and appearance of these cells, as growth factors in general can move cultured cells to a more [*]. We will therefore observe cultures and describe the [*] throughout all experiments.

EXPERIMENT 3: CHANGING PARAMETERS OF PMF. The instrument to apply PMF can be used in a standard [*]. In these experiments cells will be cultured under the conditions that produce measurable, [*]. Replicate dishes will be exposed to PMF using various combinations of the following parameters:

     [*].

Conditioned media will be collected and [*] will be quantified.

         EXPECTED RESULTS: Signals that increase [*] should be identified and optimized.

         TIME REQUIRED: Several rounds of experiments may be required to optimize the response, requiring up to 2 months (**see note).

         PROBLEMS/SOLUTIONS: PMF may have no effect on [*] production in this cell line. If this result is obtained, there are three strategies that we can follow; 1) use other cell lines, or [*], as they are relatively easy to adapt to culture conditions, or 2) examine other parameters of [*], such as [*], 3) measure variables that are known to be affected by PME, [*], etc. (**see note).




**NOTE: ESTIMATES OF TIME AND COST ARE BASED ON THE SUCCESSFUL OUTCOME OF THE ORIGINAL PROPOSED EXPERIMENTS. ALTERNATIVE EXPERIMENTAL STRATEGIES, AS OUTLINED FOR EACH EXPERIMENT, MAY REQUIRE ADDITIONAL TIME AND/OR EXPENSES FOR SALARIES AND SUPPLIES. BEFORE THESE EXPERIMENTS BEGIN, THE NEED FOR SUPPLEMENTAL FINANCING WILL BE DISCUSSED WITH THE SPONSOR.

                                    Exhibit B
                              Sponsor Contributions

                            Montefiore Medical Center
                             Research Project Budget


Salary:           Diana Casper, Ph.D.(including fringe)                         $11,000
                  [*], Technician (including fringe)                              5,500
                    TOTAL SALARY AND BENEFITS                                   $16,500

Research:         Cells                                                         $   200
                  Supplies                                                      $ 6,700
                  Equipment/Software                                            $ 1,600

                    TOTAL RESEARCH PROJECT EXPENSES                             $ 8,500

                  Overhead (15%)                                                $ 3,750
                                                                                -------

                  TOTAL SPONSOR CONTRIBUTION                                    $28,750

The total Sponsor Contribution is to be paid according to the following schedule:

                  Date of execution of the agreement                            $14,375.00
                  Two month anniversary of the execution of the agreement       $ 7,187.50
                  Four month anniversary of the execution of the agreement      $ 7,187.50

                                      TOTAL                                     $28,750.00